Exhibit 99.1


Parlex Reports Financial Results for Fiscal Year 2005

METHUEN, Mass.--Sept. 15, 2005--Parlex Corporation (PRLX) today reported financial results for the year ended June 30, 2005. Revenues from continuing operations increased 27% to $105.9 million compared with $83.5 million for the same period in the previous year. On August 18, the Company announced the sale of its Methuen, Massachusetts, Multilayer operations to Amphenol Corporation (APH). The Multilayer operation was accounted for as a discontinued operation for financial reporting purposes at June 30, 2005.

Operating income from continuing operations was $2.6 million for the year compared to $2.2 million in the prior year. Net loss from continuing operations for the year ended June 30, 2005 was $0.8 million versus $0.4 million for the same period of the prior year. The loss from discontinued operations attributable to our Multilayer business was $10.7 million in fiscal 2005 versus $7.7 million in fiscal 2004. The loss from discontinued operations in fiscal 2005 includes a fourth quarter impairment charge on assets held for sale totaling $5.4 million.

Net losses attributable to common shareholders including results from discontinued operations totaled $11.8 million or ($1.83) per diluted share for the year ended June 30, 2005 versus a net loss of $8.3 million or ($1.31) for the prior year. No tax benefit was recorded on U.S. net operating losses in either year.

Peter J. Murphy, President and Chief Executive Officer of Parlex, stated "Increased revenues of 27% from continued operations for FY05 were almost entirely attributable to shipments from China where sales increased approximately $17 million and represents approximately 50% of the $106 million in total revenues. End markets supporting fiscal 2005 growth include computer peripherals, medical electronics, mobile phones, appliance and automotive.

Parlex retains its strong position in the computer printer segment with increased revenues of 40% resulting primarily from population of flexible circuits with surface mount components utilizing our proprietary lead free polysolder attachment process. The medical segment also achieved robust growth as more customers increasingly show a preference for polymer thick film technology utilizing unique inks and medical gels developed by Parlex.

Parlex previously announced the sale of certain assets related to its multilayer operation to Amphenol Corporation. The transition of this business is well underway and is expected to be complete before the end of calendar year 2005."

On August 18, 2005, the Company announced that it had entered into a definitive agreement to be acquired by Johnson Electric Holdings Limited. The transaction is subject to Parlex Corporation shareholder approval and other customary closing conditions, including regulatory approvals. Parlex Corporation's Board of Directors unanimously approved the transaction and has recommended to Parlex Corporation's shareholders that they approve the transaction. Parlex has filed a preliminary Proxy statement detailing the proposed transaction with the U.S. Securities and Exchange Commission
(SEC). Following approval for release by the SEC, proxy statements will be made available to shareholders and other interested parties.

About Parlex

Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

Forward Looking Statements

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies;
(iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the


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flexible interconnect markets; (vii) component quality and availability;
(viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.

                     PARLEX CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)


                                                       Years Ended
                                             June 30, 2005     June 30, 2004
                                             -------------     -------------

REVENUES                                     $105,857,189      $83,482,406
                                             ------------      -----------

COSTS AND EXPENSES:
  Cost of products sold                        86,878,201       67,079,379
  Selling, general and administrative
   expenses                                    16,369,391       14,219,677
                                             ------------      -----------

TOTAL COSTS AND EXPENSES                      103,247,592       81,299,056
                                             ------------      -----------

OPERATING INCOME FROM CONTINUING
 OPERATIONS                                     2,609,597        2,183,350

INTEREST AND OTHER EXPENSE                     (3,166,019)      (2,510,796)
                                             ------------      -----------

LOSS FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES AND MINORITY INTEREST               (556,422)        (327,446)

INCOME TAX (PROVISION) BENEFIT                   (155,080)          55,001
                                             ------------      -----------

LOSS FROM CONTINUING OPERATIONS BEFORE
 MINORITY INTEREST                               (711,502)        (272,445)

MINORITY INTEREST                                (131,834)        (155,380)
                                             ------------      -----------
LOSS FROM CONTINUING OPERATIONS                  (843,336)        (427,825)

LOSS FROM DISCONTINUED OPERATIONS (NET OF
 INCOME TAXES)                                (10,716,852)      (7,738,102)
                                             ------------      -----------
NET LOSS                                      (11,560,188)      (8,165,927)

PREFERRED STOCK DIVIDENDS                        (268,127)        (171,067)
                                             ------------      -----------

NET LOSS ATTRIBUTABLE TO COMMON
 STOCKHOLDERS                                $(11,828,315)     $(8,336,994)
                                             ============      ===========

BASIC AND DILUTED NET LOSS PER SHARE:
Loss from continuing operations                    $(0.17)          $(0.09)
Loss from discontinued operations                   (1.66)           (1.22)
                                             ------------      -----------

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON
 STOCKHOLDERS                                      $(1.83)          $(1.31)
                                             ============      ===========

WEIGHTED AVERAGE SHARES - BASIC AND
 DILUTED                                        6,455,456        6,369,516
                                             ============      ===========


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                     PARLEX CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)


                                           June 30, 2005    June 30, 2004
                                           -------------    -------------

ASSETS
Current Assets (includes $2,760,210 of
 assets held for sale in 2005)              $53,053,267      $46,757,099
Property, Plant & Equipment, Net             37,564,771       44,979,740
Goodwill and Other Assets - Net               3,020,803        3,513,392
                                            -----------      -----------
Total Assets                                $93,638,841      $95,250,231
                                            ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                         $40,743,099      $33,657,528
Non-Current Liabilities                      14,209,814       11,559,770
Minority Interest                               702,797          570,963
Stockholders' Equity                         37,983,131       49,461,970
                                            -----------      -----------
Total Liabilities & Stockholders' Equity    $93,638,841      $95,250,231
                                            ===========      ===========


Contact:
      Parlex Corporation
      Jon Kosheff, 978-946-2591
      Chief Financial Officer


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